UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2025

United Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1000 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	UTHR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                               ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2025, United Therapeutics Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders referred to therein and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and as a swingline lender.  The Credit Agreement provides for an unsecured, revolving credit facility of up to $2.5 billion (which facility may, subject to obtaining commitments from existing or new lenders for such increase and subject to other condition, be increased by up to $750 million in the aggregate).  The facility matures five years after the closing date of the Credit Agreement, subject to an ability of the lenders thereunder, or certain of the lenders thereunder, to elect to extend the maturity date of their commitments by one year following a request for such extension by the Company in accordance with the terms of the Credit Agreement, up to a maximum of two such extensions.

As of April 25, 2025, there are no subsidiaries of the Company required to be a guarantor and guarantee the Company’s obligations under the Credit Agreement. From time to time, one or more subsidiaries of the Company may be required to guarantee the Company’s obligations under the Credit Agreement.

At the Company’s option, the loan will bear interest at either an adjusted Term SOFR rate or a fluctuating base rate, in each case, plus an applicable margin that is determined on a quarterly basis based on the Company’s consolidated total leverage ratio (as calculated in accordance with the Credit Agreement).

The proceeds of borrowings under the Credit Agreement are available to refinance certain existing indebtedness of the Company and its subsidiaries and/or for working capital and other general corporate purposes.  Upon closing of the Credit Agreement on April 25, 2025, the Company borrowed $200.0 million under the Credit Agreement, and used the funds to repay outstanding indebtedness under the 2022 Credit Agreement discussed under Item 1.02 below.

The Credit Agreement also contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries to (a) in the case of subsidiaries that are not guarantors of the credit facility, incur indebtedness; (b) grant liens; (c) solely with respect to credit parties under the credit facility, enter into a merger, consolidation or amalgamation; (d) liquidate, wind up or dissolve; or (e) sell all or substantially all of the property, business or assets of the Company and its subsidiaries taken as a whole.  In addition, as of the last day of each fiscal quarter, the Company must not permit a consolidated ratio of total indebtedness to EBITDA to be greater than 3.50 to 1.00 (which ratio may, upon consummation of (i) certain qualifying acquisitions, be increased to 4.00 to 1.00 for four fiscal quarters following such acquisition and (ii) certain qualifying inbound licensing transactions, be increased to 4.00 to 1.00 for the first two fiscal quarters following such inbound licensing transaction and 3.75 to 1.00 for the next two fiscal quarters following such inbound licensing transaction) and its consolidated interest coverage ratio to be less than 3.00 to 1.00, in each case calculated in accordance with the Credit Agreement.

The Credit Agreement contains customary events of default, including a change of control.  Upon the occurrence and continuation of an event of default, all amounts due under the Credit Agreement and the other loan documents become (in the case of a bankruptcy event), or may become (in the case of all other events of default and at the option of the lenders), immediately due and payable.

The foregoing summary is qualified in its entirety by reference to the copy of the Credit Agreement attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

On April 25, 2025, the Company paid off and terminated all of its obligations under its Credit Agreement (the “2022 Credit Agreement”), dated as of March 31, 2022, with Wells Fargo, as administrative agent and as a swingline lender, the lenders referred to therein, and the guarantors party thereto. There were no penalties associated with the early termination of the 2022 Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated herein by reference.

Item 9.01.	Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of April 25, 2025, among United Therapeutics Corporation, the lenders referred to therein, and Wells Fargo Bank, National Association, as administrative agent and as a swingline lender.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: April 28, 2025	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel

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